AMENDMENT TO SETTLEMENT AGREEMENT AND STIPULATION

This Amendment to Settlement Agreement and Stipulation (this "Amendment") is made and entered into as of January 7, 2026 (the "Amended Settlement Date"), by and between American Rebel Holdings, Inc. ("AREB" or the "Company"), a Nevada corporation, and Silverback Capital Corporation ("SCC"), a Delaware corporation.

WHEREAS, AREB and SCC entered into that certain Settlement Agreement and Stipulation dated as of October 28, 2025 (the "Settlement Agreement");

WHEREAS, pursuant to Section 8 of the Settlement Agreement, "the Floor Price defined in Paragraph 9 may be adjusted to a market-aligned pricing model mutually agreed upon by the Company and SCC"

WHEREAS, based on the foregoing, the Company and SCC have mutually agreed to proceed with adjusting the Floor Price to $0.51 per share, as set forth herein.

AGREEMENT

1) Amendment to Paragraph 9 Price Floor

Notwithstanding the minimum price floor referenced in Paragraph 9 of the Settlement Agreement (and any related footnotes or cross-references), the parties hereby agree that the minimum price floor applicable to all Purchase Price calculations for the remaining unpaid balance of the settlement shall be $0.51 per share (the "Amended Floor"), effective immediately and continuing until the settlement has been satisfied in full.

Except as expressly amended herein, all pricing mechanics set forth in Paragraph 9 shall remain in full force and effect, including that the Purchase Price shall be the lower of (i) the Closing Price or (ii) 75% of the Market Price, subject only to the Amended Floor of $0.51 per share.

The Amended Floor has been fully negotiated, agreed, and accepted by both parties, and no additional approvals, consents, confirmations, or amendments shall be required in connection with its implementation.

The Amended Floor is fixed and shall remain unchanged for all purposes and for the duration of the settlement, unless expressly modified by a written agreement executed by both parties. Absent such mutual written agreement, the Amended Floor shall apply uniformly to all Purchase Price calculations until the settlement has been satisfied in full.

For the avoidance of doubt, this amendment is consensual and shall not be deemed to constitute, evidence, or imply any default, waiver, or modification of any other provision of the Settlement Agreement.

2) Initial Share Request; minimum conversion amount

The parties further agree that SCC shall be entitled to submit an initial Notice of Share Request / Conversion Notice in satisfaction of no less than $137,500 of the Claim Amount (the "Initial Conversion Amount").

Based on the Amended Floor of $0.51 per share, the Initial Conversion Amount shall result in the issuance of 269,607 shares of the Company's common stock (subject to customary rounding, pricing adjustments, and transfer agent processing requirements as provided in the Settlement Agreement).

3) Beneficial ownership limitation

All issuances of shares pursuant to the Settlement Agreement, as amended hereby, shall comply with the 4.99% beneficial ownership limitation set forth in Paragraph 3(e) of the Settlement Agreement, including through the delivery of shares in one or more tranches if required to ensure compliance.

4) Mechanics; documentation

All mechanics, procedures, forms of notice, and documentation required to effectuate the foregoing, including the form of Share Request / Conversion Notice and any related representation letters, shall remain unchanged and shall be implemented in accordance with the Settlement Agreement and prior practice.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

American Rebel Holdings, Inc.

Signed by:

By: andy ross
C1FC803AF43C449...

Name: andy ross

Title: CEO

Silverback Capital Corporation

By: Gillian Gold

Name: Gillian Gold

Title: Manager